Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

Acurx Pharmaceuticals, Inc.

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certified that:

FIRST:    The name of the corporation is Acurx Pharmaceuticals, Inc. (the “Corporation”).

SECOND:    The Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by inserting the following into Article FOURTH immediately before the first sentence therein:

Effective at 4:01 p.m. Eastern Time on August 4, 2025 (the “Effective Time”), every twenty (20) shares of Common Stock (as defined herein) then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be combined into one (1) share of Common Stock, without any further action by the holders of such shares (the “Reverse Stock Split”). The Reverse Stock Split will be effected on a holder-by-holder basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share on a holder-by-holder basis. No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall take such actions as permitted by and in accordance with Section 155 of the DGCL. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Reverse Stock Split in accordance with this Certificate of Incorporation.”

THIRD: All other provisions of the Corporation’s Certification of Incorporation will remain in full force and effect.

FOURTH: The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by David P. Luci, President and Chief Executive Officer this 31st day of July, 2025.

ACURX PHARMACEUTICALS, INC.

By:	/s/ David P. Luci
Name:	David P. Luci
Title:	President and Chief Executive Officer